EXHIBIT 99.2

                              NUMERITY CORPORATION
                    256 W EL CAMINO REAL, SUNNYVALE, CA 94087

To IN Media Corporation
4920 El Camino Real, Ste 100,
Los Altos, CA 94022
December 31,  2010

                  REF PAYMENT TERMS FOR AMOUNTS DUE TO NUMERITY

Gentlemen:

As at December 31, 2010 IN Media Corporation owed Numerity Corporation $467,000 in respect of consulting fees payable and $ 415,000 in respect of prepaid license fees. Numerity recognizes that IN Media is not in a position to pay its debts, nor will it likely be on a position to pay its debts to Numerity until such time as it commences commercial shipments of its IP product offerings.

Accordingly, for no charge, Numerity will agree to extend the payment terms to create a revolving and interest free debt due one year and one day from receipt of payment request by Numerity.

Any additional advances from Numerity to IN Media will be considered on a case by case basis subject to mutual agreement.

Sincerely


/s/ Nitin Karnik
---------------------------------------------
Nitin Karnik, President, Numerity Corporation



/s/ Simon Westbrook.
---------------------------------------------
Simon Westbrook, CFO, IN Media Corporation